EXHIBIT 4.1

THIS DEBENTURE AND THE CONVERSION SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS DEBENTURE AND THE CONVERSION SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY HOLDER), IN A GENERALLY ACCEPTABLE FORM THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Originally Issued: September 3, 2014 $50,000 Amended and Restated: December 9, 2015

The Pulse Network, Inc

AMENDED AND RESTATED CONVERTIBLE DEBENTURE

FOR VALUE RECEIVED, The Pulse Network, Inc a Nevada corporation (the "Borrower"), promises to pay to Rockwell Capital Partners Inc (the "Holder") or its registered assigns or successors in interest, the sum of Fifty Thousand Dollars ($50,000), together with all accrued interest thereon, on December 9, 2016 (the "Maturity Date"), if not sooner paid.

WHEREAS, this Note was originally issued to TCA GLOBAL CREDIT MASTER FUND, LP on September 30, 2014 (the "Note"), and was subsequently sold to the Rockwell Capital Partners Inc.

The following terms and conditions shall apply to this Convertible Debenture (the "Debenture"):

ARTICLE I INTEREST & AMORTIZATION

1.1 Contract Rate. Subject to Sections 3.10 and 5.7 hereof, interest payable on this Debenture shall accrue at a rate per annum equal to Zero percent (0%) and shall be computed on the basis of a 365-day year.

1.2 Payments. Payment of the aggregate principal amount outstanding under this Debenture (the "Principal Amount"), together with all accrued interest thereon shall be made on the Maturity Date.

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ARTICLE II CONVERSION REPAYMENT

2.1. Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or thereafter during an Event of Default, to convert all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into fully paid and nonassessable shares of Common Stock of the Borrower (the "Common Stock") at the Conversion Price (as defined below). The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares."

2.2. Calculation of Conversion Price. The conversion price (the "Conversion Price") shall be subject to equitable adjustments for stock splits%

2.3. stock dividends or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events. The Conversion Price shall mean the 60% (representing a discount rate of 40%) multiplied by the Market Price (as defined herein). "Market Price" means the lowest Trading Price (as defined below) for the Common Stock during the ten (10) Trading Day period preceding the Conversion Date inclusive of the day of the Conversion Date. "Trading Price" means, for any security as of any date, the lowest sale price on the Over-the-Counter Bulletin Board, or applicable trading market (the "OTCBB") as reported by a reliable reporting service ("Reporting Service") designated by the Holder (i.e., Bloomberg) or, if the OTCBB is not the principal trading market for such security, the lowest sale price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the "pink sheets" by the OTC Markets Group, Inc.

2.4. Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Debenture an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of Common Stock beneficially owned by such Holder and 4.99% of the outstanding shares of Common Stock of Borrower. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder.

2.5. Mechanics of Holder's Conversion. Subject to Section 2.2, this Debenture will be converted by the Holder in part from time to time after the Issue Date, by submitting to the Borrower a Notice of Conversion (whether by facsimile, as a Portable Document (PDF) file sent by electronic mail or other reasonable means of communication dispatched on the Conversion Date prior to 8:00 p.m., New York, New York time). On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower on the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, Borrower will issue instructions to the transfer agent within two (2) business days of the Conversion Date accompanied by an opinion of counsel to Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by physical delivery or crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within five (5) business days after receipt by Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised, and the Conversion Shares issuable upon such conversion shall be deemed to have been issued, upon the date of receipt by Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such Common Stock, unless the Holder provides Borrower written instructions to the contrary.

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2.6. Late Payments. The Borrower understands that a delay in the delivery of the shares of Common Stock in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late fees to the Holder for late issuance of such shares in the form required pursuant to this Article II upon conversion of the Debenture, in the amount equal to $500 per business day after the Delivery Date. The Borrower shall pay any fees incurred under this Section in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

2.6 Late Notices. The Borrower understands that a delay in the delivery of the instructions to the transfer agent during the timeframe required pursuant to this Article that results in a delay of the Conversion Shares beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late fees to the Holder for the late issuance of such transfer agent instructions an additional amount equal to $500 per day commencing on the third day of the Conversion Date. The Borrower shall pay any fees incurred under this Section, in addition to any amounts due hereunder, in immediately available funds upon demand and such fees shall also be eligible to be converted into Conversion Shares as set forth in this Article II.

2.7 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Debenture shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.

2.8 Authorized and Reserved Shares. The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and nonassessable. The Borrower agrees that its issuance of this Debenture shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Debenture. At all times during which this Debenture is outstanding, the Borrower shall reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Conversion Shares.

2.9 Issuance of New Debenture. Upon any partial conversion of this Debenture, a new Debenture containing the same date and provisions of this Debenture shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Debenture and interest which shall not have been converted or paid. Subject to the provisions of Article III, the Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Debenture.

2.10 Fractional Shares. No fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which Holder would otherwise be entitled to upon such conversion, the Borrower shall round up to the next whole share.

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2.11 Prepayment. Notwithstanding anything to the contrary contained in this Debenture, at any time during the period beginning on the Issue Date and ending on the Maturity Date, the Borrower shall have the right, exercisable on not less than twenty (20) days prior written notice to the Holder of the Debenture to prepay the outstanding Debenture (principal and accrued interest), in full, in accordance with this Section 2.11. Any notice of prepayment hereunder (an "Optional Prepayment Notice") shall be delivered to the Holder of the Debenture at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay the Debenture, and (2) the date of prepayment which shall be not more than three (3) Trading Days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the "Optional Prepayment Date"), the Borrower shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Borrower at least on the Optional Prepayment Date. If the Borrower exercises its right to prepay the Debenture, the Borrower shall make payment to the Holder of an amount in cash (the "Optional Prepayment Amount") equal to 150%, multiplied by the sum of: (w) the then outstanding principal amount of this Debenture plus (x) accrued and unpaid interest on the unpaid principal amount of this Debenture to the Optional Prepayment Date plus (y) Default Interest, if any owed to the Holder. If the Borrower delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Debenture within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Debenture pursuant to this Section 2.11.

ARTICLE III EVENTS OF DEFAULT

The occurrence of any of the following events set forth in Sections 3.1 through 3.12, inclusive, shall be an "Event of Default":

3.1 Failure to Pay Principal, Interest or Other Fees. Borrower fails to pay principal, interest or other fees hereon and such failure shall continue for a period of five (5) days following the date upon which any such payment was due.

3.2 Breach of Covenant. Borrower breaches any covenant or other term or condition of this Debenture in any material respect and such breach, if subject to cure, continues for a period of five (5) days after the occurrence thereof.

3.3 Breach of Representations and Warranties. Any representation or warranty of Borrower made herein shall be false or misleading in any material respect.

3.4 SEC Filings. Borrower fails to timely file, when due, a post-effective amendment to a Form S-1 Registration Statement or SEC report (e.g., Forms 8-K, 10-Q or 10-K, or Schedules 14A, 14C or 14(f)), or, if the filing date of such report is properly extended pursuant to SEC Rule 12b-25, when the date of any such filing extension lapses. Borrower will be given a cure period of fifteen (15) days after the occurrence thereof to be current in their filings.

3.5 Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of 10 consecutive days, provided that Borrower shall not have been able to cure such trading suspension within 30 days of the notice thereof or list the Common Stock on another Principal Market within 60 days of such notice. The "Principal Market" for the Common Stock shall include the OTC Bulletin Board, NASDAQ Capital Market, NASDAQ Global Market, NYSE Amex, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock), or any securities exchange or other securities market on which the Common Stock is then being listed or traded.

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3.6 Receiver or Trustee. Each of the Borrower or its subsidiaries ("Subsidiaries"), if any, shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; or shall become insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any

3.7 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $100,000 in the aggregate for Borrower, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

3.8 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any of its Subsidiaries (Federal law or applicable state law).

3.9 Default Under Other Agreements. The occurrence of an Event of Default under and as defined herein or any event of default (or similar term) under any other agreement evidencing indebtedness of at least $100,000.

3.10 Failure to Deliver Common Stock or Replacement Debenture. Except in the event Borrower does not have a sufficient number of shares of Common Stock authorized but unissued upon a conversion hereunder, Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Debenture, if such failure to timely deliver Common Stock shall not be cured within five (5) days. If Borrower is required to issue a replacement Debenture to Holder and Borrower shall fail to deliver such replacement Debenture within seven (7) Business Days.

3.11 Initial Trading Price Drop. Any decrease in the Trading Price by more than Thirty Percent (30%) at any time within 30 days of the Effective Date.

3.12 DTC Eligibility. The Borrower shall lose its status as "DTC Eligible" or the Borrower's shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System.

ARTICLE IV DEFAULT RELATED PROVISIONS AND OTHER PRIVILEGES

4.1 Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, interest on this Debenture shall automatically be instated at a rate of 18% per annum, effective as of the date of Issuance of this Debenture, which interest shall be payable in cash or Common Stock, at the option of the Borrower.

4.2 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof and until this Debenture is paid in full.

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4.3 Cumulative Remedies. The remedies under this Debenture shall be cumulative.

4.4 Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder to require the Borrower to make a Default Payment ("Default Payment"). The Default Payment shall be 125% of the outstanding principal amount of the Debenture, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Debenture, then to accrued and unpaid interest due on the Debenture and then to outstanding principal balance of the Debenture.

4.5 Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to Section 4.1 hereof.

ARTICLE V MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by FedEx or other reputable express courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the next business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:
The Pulse Network, Inc 10 Oceana Way Norwood, MA 02062

If to the Holder:
Rockwell Capital Partners Inc 919 N Market St #1401 Wilmington, DE 19801 Email: spo@rockwellcp.com

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No change in any of such addresses shall be effective insofar as notices under this Section 5.2 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 5.2.

5.3 Amendment Provision. Any term of this Debenture may be amended only with the written consent of the Holder and the Borrower. . The term "Debenture" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

5.4 Assignability. This Debenture shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may not be assigned by the Borrower without the prior written consent of the Holder, which consent may not be unreasonably withheld.

5.5 Prevailing Party and Costs. In the event any attorney is employed by any party with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Debenture or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Debenture, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

5.6 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Debenture shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to principles of conflicts of law. HOLDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS DEBENTURE OR ANY TRANSACTION CONTEMPLATED HEREIN, INCLUDING CLAIMS BASED ON CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER COMMON LAW OR STATUTORY BASES. Each party hereby submits to the exclusive jurisdiction of the state and federal courts located in the County of Miami-Dade, State of Florida. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Debenture or any of the transactions contemplated herein will be finally settled by binding arbitration in Miami-Dade County, Florida in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Florida law to the resolution of any dispute, without reference to rules of conflicts of law or rules of statutory arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph. The expenses of the arbitration, including the arbitrator's fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to the Holder and thus refunded to the Borrower.

5.8 Construction. Borrower acknowledges that its legal counsel participated in the preparation of this Debenture and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Debenture to favor any party against the other.

[signature page follows]

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IN WITNESS WHEREOF, Borrower has caused this Convertible Debenture to be signed in its name effective as of the 21 day of January, 2016 (the "Effective Date").

BORROWER: The Pulse Network, Inc

By:	/s/ Stephen Saber
Name:	Stephen Saber
Title:	CEO

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EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the amounts owed under the Convertible Debenture into Common Stock)

Rockwell Capital Partners Inc

919 N Market St #1401 Wilmington,

DE 19801

The undersigned hereby converts $_________ due under the Convertible Debenture issued by ____________________________, Inc. ("Borrower") dated as of ____________ __, 201_by delivery of shares of Common Stock of Borrower on and subject to the conditions set forth in Article II of the Convertible Debenture.

1. Date of Conversion _______________________

2. Shares To Be Delivered: _______________________

The Pulse Network, Inc

By:
Name:
Title:

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